Immediate Release	For Further Information Contact:
November 5, 2009	Robert E. Phaneuf Vice President - Corporate Development (918) 632-0680

RAM ENERGY RESOURCES REPORTS THIRD QUARTER 2009 RESULTS

-	3Q Production of 630,000 BOE; 9 Months Production 1.94 Million BOE
-	Company Expects to Meet or Exceed the Previous Production Guidance for 2009 Year of 2.5 Million BOE
-	3Q EBITDA of $11.1 Million
-	Free Cash Flow of $8.7 Million in 3Q 2009 or $0.12 Per Share; Fully Funds 3Q Capital Expenditure Program of $4.0 Million
-	Company Expects 4Q Cash Flow to Fund Remainder of Capital Spending for 2009 year
-	Outstanding Borrowings Under Credit Facility Reduced to $250.2 Million

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) today announced third quarter 2009 production, earnings and financial highlights.

Larry Lee, Chairman and CEO stated “We continue to be pleased with production volumes, given the small amount of capital spent in the quarter. We are also pleased to report that cash flow generated from our operating activities combined with proceeds from asset sales has enabled us to fund all of our non-acquisition capital expenditures through the first nine months of this year and modestly reduce debt.”

Third quarter production of 630,000 barrel equivalents (BOE), was down 2% from 645,000 BOE in the third quarter 2008. Approximately one-half of the decline in the quarter to quarter comparison is attributable to the previously announced sale of approximately 140 BOE per day of production, impacting two months in the third quarter of 2009. Year to year comparisons were also influenced by the substantially reduced level of capital spent during the current quarter reflected in drilling and other activity compared to the level of drilling and other activity in last year’s third quarter in which non-acquisition capital expenditures totaled $19.5 million and total capital expenditures were $29.3 million. The third quarter 2009 saw modest production increases sequentially from the company’s developing fields category of properties but a decline in production from mature oil properties resulting from the slowdown in drilling compared to production in the second quarter 2009 of 652,000 BOE.

Free cash flow (a non-GAAP measure) was $8.7 million, or $0.12 per share, for the third quarter 2009 compared to $26.7 million, or $0.35 per share, in last year’s much higher hydrocarbon priced third quarter. Free cash flow fully funded third quarter non-acquisition capital expenditures of $4.0 million. EBITDA (a non-GAAP measure) was $11.1 million for the third quarter, representing a decrease from the $31.5 million in last year’s third quarter.

For the third quarter 2009, RAM’s adjusted net loss to common shareholders (a non-GAAP measure) was $1.9 million, or a loss of $0.03 per share compared with adjusted net income of $11.4 million, or $0.15 per share in last year’s third quarter. The calculation of adjusted net income to common shareholders excludes the after tax impact of unrealized, non-cash, mark-to-market (MTM) gains or losses associated with oil and natural gas derivatives covering future periods and other items. Such MTM gains or losses are typically not included in the published estimates of the company’s financial results made by certain securities analysts. Recent volatility in the price of oil and natural gas has created swings in the MTM value of RAM’s derivatives, making adjusted net income to shareholders a more consistent measure of financial performance comparable from period to period. Including MTM losses of $1.3 million for the third quarter, together with realized gains of $483,000 resulting from contract settlements net of amortized premium costs of derivatives, RAM reported a net loss to shareholders in the third quarter of $2.7 million, or $0.04 per share.

Commodity Prices and Revenues

The company’s realized price for oil fell 44% to an average of $65.74 per barrel in the third quarter of 2009, compared with last year’s third quarter average realized price of $116.81 per barrel. Similarly, the company’s realized price for natural gas declined 65% to an average of $3.10 per thousand cubic feet (Mcf) compared to an average of $8.85 per Mcf in the third quarter of 2008. In addition, the price of NGLs dropped 56%, averaging $28.84 per barrel for this year’s third quarter. The company’s 2% lower production combined with a 51% lower hydrocarbon price combined to reduce oil and gas sales by 52% to $25.9 million in the current quarter compared to oil and gas sales in the year-ago quarter. The impact from the fall in oil and gas sales was further exacerbated by net losses recorded from our derivatives.

The volatility in commodity prices since June 30, 2009 resulted in net realized derivative gains of $483,000 and $1.3 million in unrealized MTM derivative losses of for the third quarter. The combined net loss of $800,000 further reduced total revenues and other operating income to $25.1 million compared to the year ago level of $83.5 million, which included a net $29.2 million gain from derivatives. At September 30, 2009 the company had derivative contracts in place covering approximately 2.1 million BOE for the next five quarters. For the fourth quarter 2009, RAM has a total of 276,000 barrels of oil, or 3,000 barrels per day of its production hedged at an average floor price per barrel of $65.00 and also has a total of 1.1 billion cubic feet, or 11,989 Mcf per day, of its natural gas production hedged at an average floor price of $5.00 per Mcf.

Costs and Expenses

Despite the benefit derived from a 14% decline in cash operating expenses, operating income for the third quarter fell by a much greater amount driven principally by substantially lower hydrocarbon prices. Production expenses were $15.51 per BOE in the third quarter of 2009, or a total of $9.8 million, 3% above the $15.08 per BOE in the previous year’s quarter. Production taxes were $2.10 per BOE in this year’s third quarter, or a total of $1.3 million, 57% below the $4.76 per BOE posted in the comparable 2008 quarter. The decrease in production taxes is principally the result of lower commodity prices in the current quarter compared to those prices prevailing in the third quarter of 2008. General and administrative expenses of $4.2 million fell 14% below those expenses in last year’s third quarter of $5.0 million as a result of accounting function consolidation, lower employee-related costs and lower professional fees compared to the year-ago quarter.

Capital Expenditures

Oil and natural gascapital expenditures totaled$4.0 million in the third quarter 2009; $3.9 million to developmental and exploratory activities, and $0.1 million for the acquisition of proved properties. During the third quarter, RAM participated in the drilling of 11 gross (10 net) development wells 5 gross (5 net) of which were completed and capable of commercial production. Of the remaining, 6 gross (5 net) wells were drilling or awaiting completion and 2 gross (0.2 net) were drilled in a previous quarter and were waiting on completion at the end of the quarter. In last year’s third quarter, total non-acquisition capital expenditures were $19.5 million and led to the drilling of 15.8 net development wells and one exploratory well. Through the nine months ended September 30, 2009, aggregate oil and natural gas capital expenditures totaled $21.7 million. During the nine months of 2008, total capital expenditures totaled $66.7 million.

Long-Term Debt and Liquidity

Long-term debt at September 30, 2009 under RAM’s credit facility totaled $250.2 million, composed of $110.2 million of term debt and $140.0 million outstanding under its revolver, which is currently subject to a $175.0 million borrowing base. Proceeds from non-strategic asset sales in late July coupled with cash flow in excess of capital spending during the third quarter was used to reduce long-term debt from $255.4 million in the second quarter 2009. Based on the borrowing base and the amount drawn on its revolver, at September 30, 2009 the company had $35.0 million available under its facility; however, advances in excess of $163.3 million at September 30, 2009 would have been restricted by a financial ratio covenant under the facility. On September 28, 2009 RAM announced that the company’s previous borrowing base of $175.0 million on its revolving credit facility was reaffirmed by its commercial lenders as a result of RAM’s regularly scheduled semi-annual borrowing base redetermination.

Interest expense for the third quarter 2009 was $5.6 million. The increase in interest expense compared to last year’s $4.8 million is attributable to higher average debt outstanding and a higher effective average interest rate partially attributable to the amendment in June 2009 to the company’s credit facility raising the base cash interest rate on both the revolving facility and the term facility and adding payment-in-kind interest to the term note in exchange for a relaxation of certain covenants in each facility. RAM’s weighted average cost of borrowed funds in the third quarter under its facility agreement was 8.9%.

Nine Month 2009 Results

The company’s nine month production totaled 1.94 million BOE, up 2% from 1.90 million BOE during the same period in 2008. The slight gain in production was more than offset by average hydrocarbon prices which, on a BOE basis, were 57% lower in the nine months of 2009 compared with the year ago period. As a result, oil and gas sales fell 56% to $68.4 million compared to $155.3 million last year.

Free cash flow per share (a non-GAAP measure) for the first nine months of 2009 was $33.7 million, or $0.45 per share, compared to $66.1 million, or $0.96 per diluted share, for the same period last year. Free cash flow of $33.7 million more than funded non-acquisition oil and gas capital expenditures of $20.7 million made during the first nine months of the year. EBITDA (a non-GAAP measure) was $43.2 million for the first nine months of 2009 compared to $87.5 million for the same period last year.

Guidance

Based on production results through the nine months, the NYMEX strip of prices prevailing at September 30, 2009 for oil and natural gas and the company’s outlook for the remainder of the year, RAM expects aggregate production for the 2009 year to meet or exceed its stated previous target of 2.5 million BOE, including the negative impact from its non-strategic divestiture program currently underway. In addition, with interest costs aggregating to $12.8 million through the nine months of 2009, the company reaffirms the high end of its previously targeted interest cost range of $17.0 - $18.0 million for the 2009 year. Further, the company continues to target EBITDA at the lower-end of the $60.0 - $65.0 million range for the current year. Based on prices for oil and gas expected to prevail during the fourth quarter 2009 and existing company derivative positions, management expects that cash flow will continue to be sufficient to fund the remainder of the company’s capital expenditures for the year targeted to aggregate $30.0 - $35.0 million.

RAM to Webcast Third Quarter 2009 Conference Call

The company’s teleconference call to review third quarter results will be broadcast live on a listen-only basis over the internet on Thursday, November 5, 2009 at 10:00 a.m. Central Standard Time. Interested parties may access the webcast by visiting the RAM Energy Resources, Inc. website at www.ramenergy.com. From the home page, select the Investor Relations tab and then click on the microphone icon. The teleconference may be accessed by dialing 1.866.713.8567 (domestic) or 1.617.597.5326 (international) and providing the call identifier “25857552” to the operator. The webcast will be available for replay on the company’s website. An audio replay will be available until November 12, 2009 by dialing 1.888.286.8010 (domestic) or 1.617.801.6888 (international) and using pass code “78488223”.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address targets for production, costs, property dispositions, EBITDA, free cash flow, estimates of capital spending, anticipated prices of oil and gas, the impact of oil and gas derivatives, drilling activities, borrowing availability, and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and natural gas properties and the marketing of crude oil and natural gas. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com.

RAM Energy Resources, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 116	$ 164
Cash, restricted	-	16,000
Accounts receivable:
Oil and natural gas sales, net of allowance of $50 ($50 at December 31, 2008)	11,141	8,702
Joint interest operations, net of allowance of $515 ($515 at December 31, 2008)	795	818
Other, net of allowance of $35 ($35 at December 31, 2008)	1,329	4,045
Derivative assets	1,012	21,006
Prepaid expenses	1,568	2,330
Deferred tax asset	3,705	-
Other current contingencies	-	2,816
Other current assets	4,083	4,141
Total current assets	23,749	60,022
PROPERTIES AND EQUIPMENT, AT COST:
Proved oil and natural gas properties and equipment, using full cost accounting	699,162	683,341
Other property and equipment	9,237	9,460
	708,399	692,801
Less accumulated depreciation, amortization and impairment	(478,839)	(396,301)
Total properties and equipment	229,560	296,500
OTHER ASSETS:
Deferred tax asset	48,823	28,724
Derivative assets	-	4,531
Deferred loan costs, net of accumulated amortization of $2,402 ($1,282 at December 31, 2008)	5,219	4,015
Other	1,969	2,053
Total assets	$ 309,320	$ 395,845
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable:
Trade	$ 13,390	$ 26,370
Oil and natural gas proceeds due others	8,015	7,218
Other	27	982
Accrued liabilities:
Compensation	1,760	2,893
Interest	2,889	865
Franchise taxes	942	1,300
Income taxes	224	399
Contingencies	-	16,000
Deferred income taxes	-	5,779
Asset retirement obligations	1,043	1,093
Long-term debt due within one year	142	160
Total current liabilities	28,432	63,059
OIL & NATURAL GAS PROCEEDS DUE OTHERS	1,740	2,523
DERIVATIVE LIABILITIES	936	-
LONG-TERM DEBT	250,285	250,536
ASSET RETIREMENT OBLIGATIONS	30,430	29,106
COMMITMENTS AND CONTINGENCIES	900	900

STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $0.0001 par value, 100,000,000 shares authorized, 80,648,674 and 79,423,574, shares issued,
76,865,587 and 78,532,134 shares outstanding at September 30, 2009 and December 31, 2008, respectively	8	8
Additional paid-in capital	222,432	220,800
Treasury stock - 3,783,087 shares (891,440 shares at December 31,2008) at cost	(6,167)	(4,027)
Accumulated deficit	(219,676)	(167,060)
Stockholders' equity (deficit)	(3,403)	49,721
Total liabilities and stockholders' equity (deficit)	$ 309,320	$ 395,845

RAM Energy Resources, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
REVENUES AND OTHER OPERATING INCOME:
Oil and natural gas sales
Oil	$ 18,276	$ 34,483	$ 45,740	$ 100,127
Natural gas	4,607	13,980	15,564	40,207
NGLs	2,999	5,729	7,134	14,945
Realized gains (losses) on derivatives	483	(5,054)	19,032	(14,590)
Unrealized gains (losses) on derivatives	(1,283)	34,302	(26,085)	(4,765)
Other	49	69	177	280
Total revenues and other operating income	25,131	83,509	61,562	136,204

OPERATING EXPENSES:
Oil and natural gas production taxes	1,320	3,070	3,119	8,840
Oil and natural gas production expenses	9,772	9,727	28,976	28,507
Depreciation and amortization	7,304	10,955	23,808	32,757
Accretion expense	513	552	1,449	1,630
Impairment	-	-	58,929	-
Share-based compensation	539	602	1,632	2,081
General and administrative, overhead and other
expenses, net of operator's overhead fees	4,247	4,962	12,337	16,018
Total operating expenses	23,695	29,868	130,250	89,833
Operating income (loss)	1,436	53,641	(68,688)	46,371

OTHER INCOME (EXPENSE):
Interest expense	(5,561)	(4,817)	(12,770)	(19,176)
Interest income	40	38	69	186
Other income (expense)	10	(6,733)	(529)	(7,087)
EARNINGS (LOSS) BEFORE INCOME TAXES	(4,075)	42,129	(81,918)	20,294
INCOME TAX PROVISION (BENEFIT)	(1,358)	13,641	(29,302)	(1,809)
Net earnings (loss)	$ (2,717)	$ 28,488	$ (52,616)	$ 22,103

BASIC EARNINGS (LOSS) PER SHARE	$ (0.04)	$ 0.37	$ (0.70)	$ 0.32
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	74,505,534	76,972,191	75,487,262	68,482,312

DILUTED EARNINGS (LOSS) PER SHARE	$ (0.04)	$ 0.37	$ (0.70)	$ 0.32
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	74,505,534	77,287,370	75,487,262	68,788,850

RAM Energy Resources, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine months ended September 30,
	2009	2008
OPERATING ACTIVITIES:
Net income (loss)	$ (52,616)	$ 22,103
Adjustments to reconcile net income (loss) to net cash provided by operating activities-
Depreciation and amortization	23,808	32,757
Amortization of deferred loan costs and Senior Notes discount	1,120	899
Non-cash interest	829	-
Accretion expense	1,449	1,630
Impairment	58,929	-
Unrealized loss on derivatives and premium amortization	27,242	4,765
Deferred income tax benefit	(29,583)	(1,880)
Share-based compensation	1,632	2,081
Loss on disposal of other property, equipment and subsidiary	89	174
Other expense	448	6,917
Changes in operating assets and liabilities
Accounts receivable	166	(2,825)
Prepaid expenses and other assets	1,137	(575)
Derivative premiums	(1,781)	(1,704)
Accounts payable and proceeds due others	(13,915)	6,753
Accrued liabilities and other	(15,468)	(2,180)
Restricted cash	16,000	-
Income taxes payable	(176)	(309)
Asset retirement obligations	(287)	(354)
Total adjustments	71,639	46,149
Net cash provided by operating activities	19,023	68,252
INVESTING ACTIVITIES:
Payments for oil and natural gas properties and equipment	(21,728)	(66,739)
Proceeds from sales of oil and natural gas properties	6,156	886
Payments for other property and equipment	(504)	(1,086)
Proceeds from sales of other property and equipment	433	19
Proceeds from sale of subsidiary, net of cash	-	308
Other	-	149
Net cash used in investing activities	(15,643)	(66,463)
FINANCING ACTIVITIES:
Payments on long-term debt	(24,120)	(158,234)
Proceeds from borrowings on long-term debt	23,022	69,253
Payments for deferred loan costs	(2,324)	(60)
Stock repurchased	(6)	(76)
Warrants exercised	-	86,614
Net cash used in financing activities	(3,428)	(2,503)
DECREASE IN CASH AND CASH EQUIVALENTS	(48)	(714)
CASH AND CASH EQUIVALENTS, beginning of period	164	6,873
CASH AND CASH EQUIVALENTS, end of period	$ 116	$ 6,159
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$ 457	$ 380
Cash paid for interest	$ 9,011	$ 20,994
DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES:
Asset retirement obligations	$ 115	$ 1,846
Payment-in-kind interest	$ 829	$ -

RAM Energy Resources, Inc.

Net Production, Unit Prices and Costs

	Three months ended	Nine months ended
	September 30, 2009	September 30, 2009
Production volumes:
Oil (MBbls)	278	858
NGLs (MBbls)	104	303
Natural gas (MMcf)	1,488	4,658
Total (Mboe)	630	1,938

Average sale prices received:
Oil (per Bbl)	$65.74	$53.31
NGLs (per Bbl)	$28.84	$23.54
Natural gas (per Mcf)	$3.10	$3.34
Total per Boe	$41. 08	$35.31

Cash effect of derivative contracts:
Oil (per Bbl)	($0.13)	$7.11
NGLs (per Bbl)	$0.00	$0.00
Natural gas (per Mcf)	$0.35	$2.78
Total per Boe	$0.77	$9.82

Average prices computed after cash effect
of settlement of derivative contracts:
Oil (per Bbl)	$65.61	$60.42
NGLs (per Bbl)	$28.84	$23.54
Natural gas (per Mcf)	$3.45	$6.12
Total per Boe	$41.85	$45.13

Cash expenses (per Boe):
Oil and natural gas production taxes	$2.10	$1.61
Oil and natural gas production expenses	$15.51	$14.95
General and administrative	$6.74	$6.37
Interest	$3.53	$4.65
Taxes	$0.30	$0.24
Total per Boe	$28.18	$27.82

Cash flow per Boe	$13.67	$17.31

RAM Energy Resources, Inc.

EBITDA, Free Cash Flow and Adjusted Net Income

( non-GAAP measures)

(in thousands except share and per share amounts)

(unaudited)

Non-GAAP Financial Measures

EBITDA, a non-GAAP measure, is determined by adding the following to net income (loss): interest expense, capitalized PIK interest, amortized deferred loan costs, income taxes, DD&A, accretion, share-based compensation, impairment charges, unrealized gains or losses on derivatives and MTM settlement transactions. Free cash flow is also a non-GAAP measure representing EBITDA after adjustments for the cash portion of interest and income taxes. Adjusted net income is a non-GAAP measure which excludes the income tax affected impact of unrealized derivative gains or losses, unrealized MTM settlement charges and impairment charges on GAAP income. These non-GAAP measures are presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). These non-GAAP measures are widely accepted as financial indicators of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and fund debt service costs. These non-GAAP measures are not a measure of financial performance under GAAP and should not be considered as an alternative to cash provided (used) by operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.

	Qtr Ended	Qtr Ended	9 Mos Ended	9 Mos Ended
	9/30/2009	9/30/2008	9/30/2009	9/30/2008
EBITDA:
Net income (loss)	$ (2,717)	$ 28,488	$ (52,616)	$ 22,103
Plus: Interest expense	$ 4,253	$ 4,520	$ 10,821	$ 18,277
Plus: PIK interest	$ 786	$ -	$ 829	$ -
Plus: Amortization of deferred loan costs	$ 522	$ 297	$ 1,120	$ 899
Plus: Amortization and depreciation & accretion	$ 7,817	$ 11,507	$ 25,257	$ 34,387
Plus: Share-based compensation	$ 539	$ 602	$ 1,632	$ 2,081
Plus: Income tax (benefit)	$ (1,358)	$ 13,641	$ (29,302)	$ (1,809)
Plus: MTM escrowed Sacket proceeds	$ -	$ 6,752	$ 448	$ 6,752
Plus: Impairment charges	$ -	$ -	$ 58,929	$ -
Less: Unrealized (gain) loss on derivatives	$ 1,283	$ (34,302)	$ 26,085	$ 4,765

EBITDA	$ 11,125	$ 31,505	$ 43,203	$ 87,455

Less:
Cash paid for interest	$ 2,223	$ 4,659	$ 9,011	$ 20,994
Cash paid for income tax	$ 187	$ 103	$ 457	$ 380

Free cash flow	$ 8,715	$ 26,743	$ 33,735	$ 66,081

Weighted average shares outstanding - basic	74,506	76,972	75,487	68,482
Weighted average shares outstanding - diluted	74,668	77,287	75,684	68,789

Cash flow per share - basic	$ 0.12	$ 0.35	$ 0.45	$ 0.96
Cash flow per share - diluted	$ 0.12	$ 0.35	$ 0.45	$ 0.96

Adjusted net income (loss):
Net income(loss)	$ (2,717)	$ 28,488	$ (52,616)	$ 22,103

Plus: Tax effected impairment charge	-	-	37,535	-

Plus: Tax effected settlement charge	-	4,186	278	4,186

Plus: Tax effected unrealized (gain)loss on derivatives	795	(21,267)	16,173	2,955

Adjusted net income (loss)	$ (1,922)	$ 11,407	$ 1,369	$ 29,244

Weighted average shares outstanding - basic	74,506	76,972	75,487	68,482
Weighted average shares outstanding - diluted	74,506	77,287	75,684	68,789

Adjusted net income (loss) per share - basic	$ (0.03)	$ 0.15	$ 0.02	$ 0.43
Adjusted net income (loss) per share - diluted	$ (0.03)	$ 0.15	$ 0.02	$ 0.43

Production by Areas
Three Months Ended September 30, 2009
					Mature
	Developing Fields			Mature Oil Fields*	Natural Gas Fields
Three Months Ended September 30, 2009	South Texas	Barnett Shale	Appalachia	Various	Various	Total
Aggregate Net Production
Oil (MBbls)	12	2	-	233	31	278
NGLs (MBbls)	31	32	-	20	21	104
Natural Gas (MMcf)	525	195	21	135	612	1,488
MBoe	130	67	4	275	154	630

Three Months Ended September 30, 2008
Aggregate Net Production
Oil (MBbls)	17	2	-	245	31	295
NGLs (MBbls)	32	13	-	21	21	87
Natural Gas (MMcf)	691	141	20	238	490	1,580
MBoe	164	39	3	305	134	645

Change in MBoe	(34)	28	1	(30)	20	(15)
Percentage Change in MBoe	-20.7%	71.8%	33.3%	-9.8%	14.9%	-2.3%

*Includes Electra/Burkburnett, Allen/Fitts and Layton fields.

	Three months ended
	September 30,
	2009	2008	Decrease

Average sale prices:
Oil (per Bbl)	$65.74	$116.81	-43.7%
NGL (per Bbl)	$28.84	$66.16	-56.4%
Natural gas (per Mcf)	$3.10	$8.85	-65.0%
Per Boe	$41.08	$83.92	-51.0%

RAM Energy Resources, Inc.
Production by Areas
Nine Months Ended September 30, 2009
					Mature
	Developing Fields			Mature Oil Fields*	Natural Gas Fields
Nine Months Ended September 30, 2009	South Texas	Barnett Shale	Appalachia	Various	Various	Total
Aggregate Net Production
Oil (MBbls)	45	6	1	726	80	858
NGLs (MBbls)	87	94	-	62	60	303
Natural Gas (MMcf)	1,547	604	66	530	1,911	4,658
MBoe	390	201	12	876	459	1,938

Nine Months Ended September 30, 2008
Aggregate Net Production
Oil (MBbls)	38	4	-	715	136	893
NGLs (MBbls)	84	44	-	60	58	246
Natural Gas (MMcf)	1,999	318	30	591	1,628	4,566
MBoe	456	101	5	874	465	1,901

Change in MBoe	(66)	100	7	2	(6)	37
Percentage Change in MBoe	-14.5%	99.0%	140.0%	0.2%	-1.3%	1.9%

*Includes Electra/Burkburnett, Allen/Fitts and Layton fields.

	Nine months ended
	September 30,
	2009	2008	Decrease

Average sale prices:
Oil (per Bbl)	$53.31	$112.08	-52.4%
NGLs (per Bbl)	$23.54	$60.65	-61.2%
Natural gas (per Mcf)	$3.34	$8.81	-62.1%
Per Boe	$35.31	$81.67	-56.8%